                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                     FORM 15

                           --------------------------

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                 Commission File Number: 0-26082

                             MEDTRONIC VIDAMED, INC.
             (Exact name of registrant as specified in its charter)

                              710 Medtronic Parkway
                           Minneapolis, MN 55432-5604
                                 (763) 514-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.001 per share
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)      [X]     Rule 12h-3(b)(1)(ii)       [_]
            Rule 12g-4(a)(1)(ii)     [_]     Rule 12h-3(b)(2)(i)        [_]
            Rule 12g-4(a)(2)(i)      [_]     Rule 12h-3(b)(2)(ii)       [_]
            Rule 12g-4(a)(2)(ii)     [_]     Rule 15d-6                 [_]
            Rule 12h-3(b)(1)(i)      [_]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Medtronic VidaMed, Inc., f/k/a VidaMed, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 12, 2002                      MEDTRONIC VIDAMED, INC.



                                           By:    /s/ David J. Scott
                                              ----------------------------------
                                           Name:  /s/ David J. Scott
                                                --------------------------------
                                           Title: Vice President and Secretary
                                                 -------------------------------